UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2014

Willis Group Holdings Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (011) 44-20-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Compensatory Arrangements of Certain Officers.

The Compensation Committee (the “Committee”) of Willis Group Holdings Public Limited Company (the “Company”) approved amendments to the employment arrangements of certain of the executive officers of the Company.

The Committee approved an amendment to the employment agreement of Stephen Hearn, Deputy CEO, to entitle him to receive full service-vesting credit (but not performance-vesting credit) for all of his long-term incentive awards if he is terminated by the Company without Cause or by the officer for Good Reason within 24 months following a Change of Control (as such terms are currently defined in Mr. Hearn’s employment agreement).

The Committee approved amendments to the employment agreements of Tim Wright, CEO of Willis International, and Todd Jones, CEO of Willis North America, Inc., to entitle each of them to receive, in addition to the severance benefits currently set forth in their employment agreements, the following severance benefits in the event of a termination by the Company without Cause or by the officer for Good Reason: (i) a pro-rata portion of his annual incentive compensation award for the year in which termination of employment occurs, based on actual performance, payable at the same time that annual incentive compensation awards are paid generally; (ii) continued medical coverage at the active employment rate for up to 12 months or, in lieu of such coverage monthly payments equal to premium rates; (iii) one additional year of service-vesting credit (but not performance-vesting credit) for each of his long-term incentive awards; and (iv) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date (or, if later, the post-termination expiration date specified in the applicable stock option agreement) and the normal expiration date of the stock option. In the event that Mr. Wright or Mr. Jones is terminated by the Company without Cause or by the officer for Good Reason within 24 months following a Change of Control, he would be entitled to receive: (i) an amount equal to two times the sum of annual base salary and target annual incentive compensation award; (ii) a pro-rata portion of his target annual incentive compensation award for the year in which termination of employment occurs, payable at the same time that annual incentive compensation awards are paid generally; (iii) continued medical coverage at the active employment rate for up to 12 months or, in lieu of such coverage monthly payments equal to premium rates; (iv) full service-vesting credit (but not performance vesting credit) for all of his long-term incentive awards; and (v) each vested stock option held by him will remain exercisable until the earlier of one year following the termination date (or, if later, the post-termination expiration date specified in the applicable stock option agreement) and the normal expiration date of the stock option.

For purposes of Mr. Wright and Mr. Jones’s employment agreements, the Committee approved the following definition of Good Reason: (i) a material adverse diminution in the officer’s position, authority or responsibilities or the assignment to the officer of duties or responsibilities which are materially inconsistent with the officer’s position; provided, that, a material diminution in the foregoing shall not be deemed to have occurred solely as a result of the occurrence of a Change in Control or the Company ceasing to be a public company, so long as the position, authority or responsibilities of the officer with the Company or any successor is not otherwise materially diminished, (ii) a reduction in the officer’s monthly base salary or target annual incentive plan percentage; or (iii) the officer is required to relocate the officer’s office outside a radius of 35 miles from the officer’s current principal place of employment. The definition of Cause in Mr. Wright and Mr. Jones’s employment agreements will remain unchanged and the definition of Change of Control has the same meaning that is set forth in the Company’s 2012 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2014	WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

	By:	/s/ Adam L. Rosman
Name: Adam L. Rosman
Title: Group General Counsel